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                                                    Exhibit 99(a)

                          CLAY HOLDING, INC.
                      101 LINCOLN STREET, BOX 729
                        CEDAR FALLS, IOWA 50613

                       NOTICE OF SPECIAL MEETING
                              TO BE HELD
                             JUNE 26, 1995

TO THE STOCKHOLDER
AND ESOP PARTICIPANTS:

      Notice is hereby given that a Special Meeting of Stockholders of Clay Holding, Inc. ("Clay Holding") will be held at the offices of Clay Holding, 101 Lincoln Street, Cedar Falls, Iowa 50613 on June 26, 1995, at 9:00 a.m. local time, for the purpose of considering and acting upon a proposal to approve the Asset Purchase Agreement dated as of April 11, 1995, as amended (collectively, the "Purchase Agreement") pursuant to which substantially all of the assets of Clay Equipment Corporation ("Clay Equipment") will be transferred to Top Air Manufacturing, Inc. ("Top Air") or its wholly-owned subsidiary in exchange for the assumption by Top Air of certain liabilities of Clay Equipment and the delivery to Clay Equipment, for ultimate distribution to participants in the Clay Holding, Inc. Employee Stock Ownership Plan (the "ESOP"), the lesser of (i) 750,000 shares of Top Air common stock, and (ii) that number of such shares having a market value of $1,000,000, in either case subject to adjustment.

      The Board of Directors has fixed the close of business on May 15, 1995, as the record date for determining those stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment thereof. Participants in the ESOP as of that date will be entitled to direct the ESOP Trustee regarding the voting of shares of Clay Holding allocated to the account of each of them.

      If the ESOP Trustee votes a majority of the shares of Clay Holding common stock held by the ESOP to approve the Purchase Agreement and the transactions contemplated thereby are consummated, any participant who (1) prior to the beginning of the Special Meeting delivers to Clay Holding a written demand for payment of the fair value of the Clay Holdings shares held for such participant's account, together with a consent to such demand signed by the ESOP Trustee, and (2) does not direct the ESOP Trustee to vote his or her allocated shares to approve the Purchase Agreement shall be entitled to have the fair value of such shares appraised under the applicable provisions of the Iowa Business Corporation Act, as set forth in Exhibit A to the Prospectus/Information Statement accompanying this Notice. For further discussion, see "RIGHT OF DISSENTING STOCKHOLDERS" in the accompanying Prospectus/Information Statement.


                       By Order of the Board of Directors


                       ------------------------------------------------------
                       Leonard J. Hare, President and Chief Executive Officer

Cedar Falls, Iowa

- -----------------, 1995